Exhibit 99.1

NEWS RELEASE
Contact:	Tim Nicolaou, CEO
(210) 308-8267
E-mail:	ir@globalscape.com
Web Site:	www.globalscape.com

GLOBALSCAPE REPORTS YEAR END RESULTS

SAN ANTONIO, TEXAS, April 2, 2002, GlobalSCAPE, Inc. (OTCBB: GSCP) reported results for its year ended December 31, 2001 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For the year ended December 31, 2001, GlobalSCAPE reported revenues of $5,297,688 and a net loss of $257,135 compared to revenues of $5,735,676 and net income of $314,639 for 2000.  While the Company’s software product revenues increased for the year, overall revenues declined slightly between periods, resulting from the reduction of advertising revenues.  GlobalSCAPE began de-emphasizing this segment of its business in the latter part of 2000 as a result of the industry-wide collapse of the Internet advertising model. GlobalSCAPE’s cost of revenues increased $123,191 from 2000 to 2001, primarily as a result of its distribution agreement with Trellix Corporation.  Distribution agreements are instrumental in enhancing GlobalSCAPE’s ability to bring products to market much more rapidly than reliance on internal development alone.  Selling, general and administrative expenses increased  $88,454 between periods. GlobalSCAPE’s increase in its research and development costs of $215,712 is attributed to the expansion of its internal development staff and product line, which included the launch of three new products in the last 12 months. Excluding non-recurring, non-cash compensation charges of $405,000, the Company produced net income on a pro forma basis of $147,865 in 2001.  Please refer to the attached table.

Tim Nicolaou, GlobalSCAPE’s Chief Executive Officer, stated, “In 2001, GlobalSCAPE performed well in several key areas.  Excluding the non-cash compensation charges, we continue to produce positive net income, we are controlling our SG&A expenses, and we are less dependent on any single product’s revenue than we were in 2000.  We expanded our product line with the release of CuteFTP Pro® and we signed a distribution agreement with Trellix Corporation to distribute a Web site authoring tool under the CuteSITE Builder™ name.  In January 2002, we released Secure FTP Server™, a companion product to CuteFTP Pro.  Over the next year, we will continue to pursue strategic partners and distribution agreements as well as invest in research and development.  These key initiatives are the catalysts that we believe will help us to achieve our revenue growth objectives.”

Sandra Poole-Christal, President and Chief Operating Officer, commented, “GlobalSCAPE has a track record of solid historical performance and has built a strong brand with its file management products.  I believe we can leverage this brand and our expertise in software development and distribution to successfully execute our corporate strategy and enter our next phase of growth.”

GlobalSCAPE, Inc., founded in April 1996 as a subsidiary of ATSI Communications, Inc. (AMEX: AI), is focused on the development, marketing and support of content management applications. GlobalSCAPE’s products and services enable individuals and organizations to easily create, move and manage information over the Internet in a secure, collaborative environment. GlobalSCAPE produces high quality Web Site Development, File Management and Secure Data Delivery solutions, and ensures a positive online buying experience and unparalleled customer support. GlobalSCAPE’s award winning programs are feature rich, designed with power and functionality in mind, yet easy-to-use to support power users and novices alike. Premier products are offered in several languages to support international clientele.

This news release contains “forward-looking statements” which are statements of management’s beliefs and expectations about the future. We have identified forward-looking statements by using words such as ``expect,’’ ``believe’’ and ``should.’’  Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. Risks that could cause these statements not to be true include the failure of the content management market to grow, failure to develop or license the intellectual property needed for a Web content management product, and other Risk Factors discussed in filings made by GlobalSCAPE with the SEC.

Table to Follow

GlobalSCAPE, Inc.

Statements of Operations & Pro Forma Results for 2001

	For the year ended December 31, 2000	For the year ended December 31, 2001
	Audited	Audited	Adjustments*	Pro forma
Operating revenues:
Software product revenues	$5,165,668	$5,259,148	$—	$5,259,148
Advertising revenues	570,008	38,540	—	38,540
Total revenues	5,735,676	5,297,688	—	5,297,688

Operating expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	200,118	323,309	-	323,309
Selling, general and administrative expenses	3,463,044	3,551,498	(405,000)	3,146,498
Research and development expenses	961,002	1,176,714	—	1,176,714
Depreciation and amortization	430,221	546,017	—	546,017
Total operating expense	5,054,385	5,597,538	(405,000)	5,192,538
Income (loss) from operations	681,291	(299,850)	405,000	105,150

Other income (expense):
Interest expense	(42,839)	(15,640)	—	(15,640)
Interest income	-	20,060	—	20,060
(Loss) on sale of assets	(13,687)	—	—	-
Total other income (expense)	(56,526)	4,420	—	4,420
Income (loss) before income taxes	624,765	(295,430)	405,000	109,570

Income tax provision (benefit):
Current:
Federal	329,215	30,952	—	30,952
State	22,532	(166)	—	(166)
Deferred:
Federal	(38,246)	(75,861)	—	(75,861)
State	(3,375)	6,780	—	6,780
Total income tax provision (benefit)	310,126	(38,295)	—	(38,295)

Net income (loss)	$314,639	$(257,135)	$405,000	$147,865
Net income (loss) per common share:
Basic	$0.02	($0.02)		$0.01
Diluted	$0.02	($0.02)		$0.01
Weighted average common shares outstanding used in calculating net income (loss) per common share:
Basic	12,924,866	12,938,782		12,938,782
Diluted	13,466,982	12,938,782	1,240,022	14,178,804

* The adjustment to the 2001 Statement of Operations reflects non-recurring, non-cash compensation charges related to the settlement of a claim with an Executive of the Company that their option for 291,429 shares were subject to adjustment resulting from the 7.6:1 forward split performed by the Company in May 2000.  GlobalSCAPE recognized compensation expense related to the settlement of this claim in the amount of $405,000, $364,000 for the issuance of 808,571 options with an exercise price of $0.0132 per share and $41,000 related to the re-pricing of the option for 291,429 shares.  The adjustments also reflect the dilutive effect of outstanding stock options given that the 2001 pro forma adjustments resulted in positive net income.